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                                                                    Exhibit 23.2

       Report of Independent Accountants on Financial Statement Schedule


To the Board of Directors
VF Corporation

Our audits of the consolidated financial statements referred to in our report dated February 5, 2002 appearing in the 2001 Annual Report to Shareholders of VF Corporation (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the consolidated financial statement schedule listed in Item 14(a)(2) of this Form 10-K. In our opinion, this consolidated financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


/s/ PricewaterhouseCoopers LLP

Greensboro, North Carolina
February 5, 2002